Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Richardson Electronics, Ltd.:

We consent to the incorporation by reference in Post Effective Amendment Number 1 to Registration Statement Number 2-89888 on Form S-8, Registration Statement Number 33-36475 on Form S-8, Registration Statement Number 33-54745 on Form S-8, Registration Statement Number 333-02865 on Form S-8, Registration Statement Number 333-03965 on Form S-8, Registration Statement Number 333-04071 on Form S-8, Registration Statement Number 333-04457 on Form S-8, Registration Statement Number 333-04767 on Form S-8, Registration Statement Number 333-49005 on Form S-2, Registration Statement Number 333-51513 on Form S-2, Registration Statement Number 333-66215 on Form S-8, Registration Number 333-76897 on Form S-8, Registration Statement Number 333-04457 on Form S-8, Registration Statement Number 333-70914 on Form S-8, Registration Statement Number 33-60092 on Form S-8, Registration Statement No. 333-115955 on Form S-8, Registration Statement No. 333-120032 on Form S-8, and Registration Statement No. 333-125254 on Form S-1 of Richardson Electronics, Ltd. of our report dated August 26, 2005, except for the Stock-Based Compensation and Earnings per Share sections of Note A to the consolidated financial statements, as to which the date is February 1, 2006, the geographic and long-lived asset information included in Note M to the consolidated financial statements, as to which the date is August 30, 2006 and Note B to the consolidated financial statements as to which the date is August 16, 2007, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Richardson Electronics, Ltd. for the year ended May 28, 2005, which report appears in the June 2, 2007 annual report on Form 10-K of Richardson Electronics, Ltd.

/s/    KPMG LLP

Chicago, Illinois

August 16, 2007